UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2013

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2013, the board of directors of Curis, Inc. (the “Company”) appointed Ali Fattaey, Ph.D., as President and Chief Operating Officer.

Dr. Fattaey, age 48, previously served as President and Chief Executive Officer of ACT Biotech, Inc. (“ACT”), a biotechnology company, since 2011, and as ACT’s Chief Operating and Scientific Officer from 2008 until 2011. From June 2006 until January 2008, Dr. Fattaey served as the head of Science and Technology at the Melanoma Therapeutics Foundation, a non-profit organization. From January 2005 until June 2006, Dr. Fattaey was a strategic consultant providing services to pharmaceutical and biotechnology companies. Dr. Fattaey was employed at Sagres Discovery, a biotechnology company, as its Chief Scientific Officer from November 2001 until April 2004 and subsequently as the Senior Vice President of Discovery Research at Chiron Corporation, a biotechnology company, following Chiron’s acquisition of Sagres Discovery. Dr. Fattaey was employed by Onyx Pharmaceuticals from January 1994 until June 2001, most recently as its Vice President of Discovery Research.

Under his employment agreement, Dr. Fattaey’s base salary is set at $425,000 per annum subject to annual review by the Company’s board of directors and/or compensation committee, and he is eligible to receive an annual bonus of up to 40% of his base salary, based on the attainment of specified performance targets established by the compensation committee. On February 19, 2013, the Company’s compensation committee also granted Dr. Fattaey an option to purchase 400,000 shares of the Company’s common stock at an exercise price of $3.02 per share, which was the closing price of Company’s common stock as reported by the Nasdaq Stock Market on the date of grant. Dr. Fattaey’s options will vest and become exercisable over a period of four years, with 25% vesting upon the first anniversary of the date of grant and an additional 6.25% at the end of each calendar quarter over the remainder of the vesting period, subject to Dr. Fattaey’s continued employment with the Company. Dr. Fattaey is entitled to participate in the Company’s medical and other benefits program, and will receive reimbursement of specified expenses related to his relocation and commuting, up to a maximum of $50,000.

The employment agreement also provides that, among other things, if Dr. Fattaey is terminated without cause or if he resigns for good reason (each as defined therein), or in the event of a termination without cause or a resignation by Dr. Fattaey for good reason within twelve months following a change in control of the Company, the Company (or the successor to the Company in the event of a change in control) will pay him: (i) his base salary accrued through the last day of his employment; (ii) continuation of his then base salary for a period of six months; and (iii) reimbursement for a portion of any COBRA premiums paid by Dr. Fattaey for medical/dental insurance for a period of up to six months (collectively “Severance”). In order for Dr. Fattaey to receive Severance, Dr. Fattaey must deliver a general release of claims in a form satisfactory to the Company.

The forgoing summary of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference.

Item 8.01. Other Events

On February 19, 2013, the Company issued a press release announcing the appointment of Dr. Fattaey as President and Chief Operating Officer. The full text of the press release issued in connection with this announcement is attached hereto as Exhibit 99.1 and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: February 22, 2013	By:	/s/ Michael P. Gray
Michael P. Gray Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 19, 2013, by and between the Company and Ali Fattaey, Ph.D.

99.1	Press Release issued by the Company on February 19, 2013